Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-37529, 33-44230, and 333-106566) of Medtronic, Inc. of our report dated October 21, 2014 relating to the financial statements and supplemental schedule of the Medtronic, Inc. Savings and Investment Plan (also known as the “Medtronic, Inc. 401(k) Plan”), which appears in this Form 11-K of the Medtronic, Inc. Savings and Investment Plan (also known as the “Medtronic, Inc. 401(k) Plan”) for the year ended April 30, 2014.

/s/ McGladrey LLP
Minneapolis, Minnesota October 21, 2014